EX: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Record Operating Results for 2021 and Increases Dividend by 5%

CAMBRIDGE, MA. (January 25, 2022) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $54.0 million for the year ended December 31, 2021, an increase of $22.1 million, or 69.0%, as compared to net income of $32.0 million for the year ended December 31, 2020. Diluted earnings per share were $7.69 for the year ended December 31, 2021, representing a 52.9% increase as compared to diluted earnings per share of $5.03 for the year ended December 31, 2020.

The results for the years ended December 31, 2021 and December 31, 2020 include non-operating items as detailed in a table below. Operating net income excluding these items was $54.8 million for the year ended December 31, 2021, an increase of $11.0 million, or 25.0%, as compared to operating net income of $43.9 million for the year ended December 31, 2020. Operating diluted earnings per share were $7.81 for the year ended December 31, 2021, representing a 13.2% increase as compared to operating diluted earnings per share of $6.90 for the year ended December 31, 2020.

For both quarters ended December 31, 2021 and September 30, 2021, unaudited net income was $13.3 million. Diluted earnings per share were $1.88 for the quarter ended December 31, 2021, representing a 1.0% decrease as compared to diluted earnings per share of 1.89% for the quarter ended September 30, 2021.

Operating net income for the quarter ended December 31, 2021 was $13.5 million, a decrease of $386,000, or 2.8%, as compared to operating net income of $13.9 million for the quarter ended September 30, 2021. Operating diluted earnings per share were $1.92 for the quarter ended December 31, 2021, representing a 2.5% decrease as compared to operating diluted earnings per share of $1.97 for the quarter ended September 30, 2021.

2021 Highlights:

•
Financial performance ratios for the year ended December 31, 2021, were strong with Operating Return on Average Assets (“ROA”) of 1.26% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 15.10%.
•
Core deposit growth of $1.02 billion, or 32.4%, from December 31, 2020.
•
Total loans, excluding loans under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), increased by $267.4 million, or 8.8%, to $3.30 billion at December 31, 2021 from $3.03 billion at December 31, 2020.
•
Positive wealth management net asset flows of $89.8 million.
•
Asset quality at December 31, 2021, remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.16% and 0.11%, respectively.
•
Tangible book value per share at December 31, 2021 increased to $55.01 from $50.07 at December 31, 2020.

“The Cambridge Trust Team delivered strong performance in an extraordinary year. The commitment of my colleagues to meet client needs has shown through in financial performance and otherwise,” noted Denis K. Sheahan, Chairman and CEO.

Balance Sheet

Total assets increased by $942.2 million, or 23.9%, from $3.95 billion at December 31, 2020 to $4.89 billion at December 31, 2021.

Total loans increased by $165.5 million, or 5.2%, from $3.15 billion at December 31, 2020 to $3.32 billion at December 31, 2021. Excluding PPP loans, total loans increased by $267.4 million, or 8.8%, from December 31, 2020.

•
Residential real estate loans increased by $116.2 million, from $1.30 billion at December 31, 2020, to $1.42 billion at December 31, 2021.
•
Commercial real estate loans increased by $152.0 million, from $1.36 billion at December 31, 2020, to $1.51 billion at December 31, 2021.
•
Commercial and industrial loans, excluding PPP loans, increased by $23.6 million, from $223.7 million at December 31, 2020, to $247.2 million at December 31, 2021.
•
PPP loans were $22.2 million and $124.2 million at December 31, 2021 and 2020, respectively, and are included in commercial and industrial loans on the consolidated balance sheets.

The Company’s total investment securities portfolio increased by $690.2 million, or 142.4%, from $484.7 million at December 31, 2020, to $1.17 billion at December 31, 2021, as the Company invested excess cash.

Total deposits increased by $928.1 million, or 27.3%, to $4.33 billion at December 31, 2021, from $3.40 billion at December 31, 2020.

•
Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $1.02 billion, or 32.4%, to $4.17 billion at December 31, 2021, as a result of growth from new and existing client relationships.
•
The cost of total deposits was 0.15% for the quarter ended December 31, 2021, and 0.11% for the quarter ended September 30, 2021. The cost of total deposits for the year ended December 31, 2021, was 0.13%, as compared to 0.25% for the year ended December 31, 2020, a reduction of 12 basis points. At December 31, 2021, the spot cost of deposits was 0.18%.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for (release of) credit losses, decreased by $648,000, or 2.0%, to $31.8 million for the quarter ended December 31, 2021, from $32.4 million for the quarter ended September 30, 2021. This decrease was primarily due to lower loan fair value accretion and PPP loan income recognized on PPP loans forgiven by the SBA during the period.

For the year ended December 31, 2021, net interest and dividend income, before the provision for (release of) credit losses, increased by $7.7 million, or 6.4%, to $128.0 million as compared to $120.2 million for the year ended December 31, 2020. This increase was primarily due to higher interest on investment securities, higher PPP loan income recognized on PPP loans forgiven by the SBA during the year, and a lower cost of funds partially offset by lower loan accretion associated with merger accounting and lower yields on interest-earning assets during the period.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 26 basis points to 2.84% for the quarter ended December 31, 2021, as compared to 3.10% for the quarter ended September 30, 2021.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 53 basis points to 3.12% for the year ended December 31, 2021, as compared to 3.65% for the year ended December 31, 2020.

In order to provide greater disclosure of the impact of loan related merger accounting and the impact of the SBA’s PPP loan program, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended December 31, 2021, was 2.70%, representing a 22 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.92% for the quarter ended September 30, 2021, due to the success of our deposit gathering efforts and the corresponding reinvestment of those funds into investment securities.

	Three Months Ended
	December 31, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,469,285
Net interest income on a fully taxable equivalent basis (GAAP)		$32,016
Net interest margin on a fully taxable equivalent basis (GAAP)			2.84%
Less: Paycheck Protection Program loan impact	(37,615)	(1,213)	-0.08%
Less: Accretion of loan fair value adjustments		(629)	-0.06%
Adjusted net interest margin on a fully taxable equivalent basis	$4,431,670	$30,174	2.70%
Less: Excess cash impact (1)	(121,461)	(46)	0.07%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$4,310,209	$30,128	2.77%

(1) Excess cash represents the estimated amount of average cash on the balance sheet that is above normal levels.

Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the year ended December 31, 2021, was 2.93%, representing a 43 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.36% for the year ended December 31, 2020, due to the low interest rate environment.

	Year Ended
	December 31, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,127,863
Net interest income on a fully taxable equivalent basis (GAAP)		$128,954
Net interest margin on a fully taxable equivalent basis (GAAP)			3.12%
Less: Paycheck Protection Program loan impact	(102,979)	(6,089)	-0.07%
Less: Accretion of loan fair value adjustments		(4,771)	-0.12%
Adjusted net interest margin on a fully taxable equivalent basis	$4,024,884	$118,094	2.93%
Less: Excess cash impact (1)	(88,651)	(133)	0.07%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$3,936,233	$117,961	3.00%

(1) Excess cash represents the estimated amount of average cash on the balance sheet that is above normal levels.

Provision for Credit Losses

During the quarter ended December 31, 2021, the Company recorded a release of the provision for credit losses of $273,000, as compared to a provision for credit losses of $86,000 for the quarter ended September 30, 2021, as a result of improving forward-looking economic assumptions and the resulting decrease in loss expectations in the Company’s allowance for credit losses modeling.

For the year ended December 31, 2021, the Company recorded a release of the provision for credit losses of $1.3 million, as compared to a $18.3 million provision for credit losses for the year ended December 31, 2020, which included $9.3 million associated with the expected impact of the COVID-19 pandemic on future loan losses and $8.6 million for the recognition of the non-operating impact of merger related CECL accounting.

Noninterest Income

Total noninterest income increased by $339,000, or 3.0%, to $11.5 million for the quarter ended December 31, 2021, as compared to $11.1 million for the quarter ended September 30, 2021. This change was primarily the result of higher prepayment premiums on commercial loans and higher loan related derivative income during the quarter partially offset by a decrease in wealth management revenue. Noninterest income was 26.5% of total revenue for the quarter ended December 31, 2021.

•
Other income increased by $366,000, or 97.6%, to $741,000 for the fourth quarter of 2021, as compared to $375,000 for the third quarter of 2021, primarily due to a $264,000 increase in prepayment premiums on commercial loans.
•
Loan related derivative income increased by $106,000, or 27.2%, to $496,000 for the fourth quarter of 2021 as compared to $390,000 for the third quarter of 2021 primarily due to increased loan volume.
•
Wealth management revenue decreased by $213,000, or 2.3%, to $9.0 million for the fourth quarter of 2021, as compared to $9.2 million for the third quarter of 2021, primarily as a result of seasonal tax fee revenue in the prior quarter, partially offset by appreciation within the equity markets. Wealth Management Assets under Management and Administration were $4.9 billion at December 31, 2021, an increase of $346.9 million, or 7.7%, from September 30, 2021, primarily due to appreciation within the equity markets and positive net client asset flows.

Total noninterest income increased by $4.8 million, or 12.1%, to $44.3 million for the year ended December 31, 2021, as compared to $39.5 million for the year ended December 31, 2020. This change was primarily a result of increases in wealth management revenue and loan related derivative income partially offset by decreases in gain on loans sold and deposit account fees. Noninterest income was 25.7% of total revenue for the year ended December 31, 2021.

•
Wealth management revenue increased by $5.3 million, or 17.8%, to $35.0 million for the year ended December 31, 2021, as compared to $29.8 million for the year ended December 31, 2020, primarily due to appreciation within the equity markets and positive net client asset flows.
•
Loan related derivative income increased by $645,000, or 43.6%, to $2.1 million for the year ended December 31, 2021, as compared to $1.5 million for the year ended December 31, 2020, due to increased loan volume combined with fair value adjustments.
•
Gain on loans sold decreased by $1.0 million, or 55.0%, to $832,000 for the year ended December 31, 2021, as compared to $1.9 million for the year ended December 31, 2020 due to decreased sales of residential mortgages.
•
Deposit account fees decreased by $656,000, or 25.3%, to $1.9 million for the year ended December 31, 2021, as compared to $2.6 million for the year ended December 31, 2020, primarily due to a decrease in fee revenue from commercial deposit sweep products as a result of lower interest rates.

Noninterest Expense

Total noninterest expense remained stable at $25.5 million for both the quarters ended December 31, 2021 and September 30, 2021. During the quarter ended December 31, 2021, there were decreases in non-operating expenses and salary and employee benefits expense partially offset by increases in data processing costs and higher FDIC insurance premiums, as compared to the quarter ended September 30, 2021.

•
Non-operating expenses decreased by $456,000, or 57.9%, primarily driven by one-time branch closure and relocation expenses recorded during the third quarter, partially offset by costs associated with contract termination fees as a result of the wealth management system conversion completed during the fourth quarter.
•
Salary and employee benefits expense decreased by $189,000, or 1.2%, primarily due to an adjustment in performance-based compensation partially offset by new staff additions to support business initiatives.
•
Data processing fees increased by $512,000, or 25.0%, primarily due to higher costs associated with the Company's new wealth management system implemented during the fourth quarter combined with increased client usage of our existing bank systems.
•
FDIC insurance increased by $111,000, or 36.4%, primarily due to balance sheet growth during the quarter.

Total noninterest expense increased by $2.4 million, or 2.4%, to $100.5 million for the year ended December 31, 2021, as compared to $98.1 million for the year ended December 31, 2020, primarily driven by increases in salaries and employee benefits expense, professional fees, data processing fees, and occupancy and equipment expense, partially offset by a decrease in non-operating expenses.

•
Salaries and employee benefits expense increased by $6.2 million, or 10.4%, primarily related to the full year impact of the merger with Wellesley Bancorp, Inc. (“Wellesley”) in the second quarter of 2020, additions to support business initiatives, normal merit increases, and increases in employee benefit costs.
•
Professional services increased by $1.2 million, or 28.7%, primarily due to increased consulting fees associated with the wealth management system conversion completed in the fourth quarter of 2021 and employment agency costs.
•
Data processing fees increased by $1.2 million, or 15.2%, primarily due to the full year impact of new client usage of our banking systems as a result of our merger with Wellesley and higher data processing fees associated with the wealth management system conversion completed during the fourth quarter of 2021.
•
Occupancy and equipment expense increased by $894,000, or 6.9%, primarily as a result of the full year impact of additional branches and office space arising from the merger with Wellesley.
•
Non-operating expenses decreased by $6.5 million, or 85.3%, primarily due to one-time non-operating costs associated with the Wellesley merger that were incurred in 2020, partially offset by previously communicated branch closures and relocation expenses and system conversion expenses.

Asset Quality

Non-performing loans totaled $5.4 million, or 0.16% of total loans outstanding, at December 31, 2021. The allowance for credit losses was $34.5 million, or 1.05% of total loans outstanding excluding PPP loans, at December 31, 2021, as compared to $35.2 million, or 1.09% of total loans outstanding excluding PPP loans, at September 30, 2021.

The Company recorded net loan recoveries of $13,000, or 0.00% of total loans (annualized), for the quarter ended December 31, 2021, as compared to net loan recoveries of $76,000, or 0.00% of total loans (annualized), for the quarter ended September 30, 2021.

Net loan recoveries were $155,000, or 0.00% of total loans, for the year ended December 31, 2021, as compared to net charge-offs of $439,000, or 0.01% of total loans, for the year ended December 31, 2020.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	December 31, 2021	September 30, 2021	December 31, 2020
	(dollars in thousands)
Total nonperforming loans	$5,386	$5,851	$8,962
Other real estate owned	—	—	1,820
Total nonperforming assets	$5,386	$5,851	$10,782
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$758	$767	$811
Performing	—	—	—
Total troubled debt restructurings	$758	$767	$811
Nonperforming loans/total loans	0.16%	0.18%	0.28%
Nonperforming assets/total assets	0.11%	0.13%	0.27%
TDRs/total loans	0.02%	0.02%	0.03%

	Additional Asset Quality Indicators
	December 31, 2021	September 30, 2021	December 31, 2020
Delinquent loans 30-89 days past due/total loans	0.32%	0.54%	0.72%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.00%	0.01%	0.02%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	(0.01)%
Allowance for credit losses/nonperforming loans	640.48%	602.14%	401.88%
Allowance for credit losses/total loans ex. PPP loans	1.05%	1.09%	1.19%

Income Taxes

The Company’s effective tax rate was 26.5% for the quarter ended December 31, 2021, as compared to 25.7% for the quarter ended September 30, 2021. For the year ended December 31, 2021, the Company’s effective tax rate was 26.1%, as compared to 26.3% for the year ended December 31, 2020.

Dividend and Capital

On January 24, 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.64 per share, which is payable on February 24, 2022, to shareholders of record as of the close of business on February 10, 2022. This represents an increase of $0.03, or 5%, as compared to the $0.61 dividend paid in the fourth quarter of 2021. The Company did not repurchase any shares under its previously announced share repurchase program during the three months and year ended December 31, 2021.

The Company’s ratio of tangible common equity to tangible assets decreased to 7.92% at December 31, 2021, from 8.42% at September 30, 2021, primarily due to strong asset growth during the quarter ended December 31, 2021.

Tangible common equity to tangible assets, excluding PPP loans, decreased to 7.96% at December 31, 2021, as compared to 8.53% at September 30, 2021.

Tangible book value per share increased by $1.47, or 2.7%, to $55.01 at December 31, 2021, as compared to $53.54 at September 30, 2021.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

Cambridge Bancorp will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, January 25, 2022, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10161776/ef779b0eb0.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/presentations/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 131-year-old Massachusetts chartered commercial bank with approximately $4.9 billion in assets at December 31, 2021, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.9 billion in client assets under management and administration at December 31, 2021. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; challenges from the integration of the Company and Wellesley resulting in the combined business not operating as effectively as expected; disruptions in the Company’s ability to access the capital markets; the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected; operating costs, customer loss, and business disruption following the merger with Wellesley, including adverse effects on relationships with employees, may be greater than expected; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2020, which the Company filed on March 15, 2021. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio (including and excluding PPP loans), operating return on average assets, operating return on tangible common equity, operating efficiency ratio, and operating pre-tax pre-provision income and operating return on average assets.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities), operating pre-tax pre-provision income over average assets (which is computed by dividing income before taxes adjusted for the provision for (release of) credit losses, non-operating expenses, and gain/(loss) on disposition of investment securities over average assets). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Interest and Dividend Income	$33,511	$33,654	$35,870	$133,514	$129,378
Interest Expense	1,738	1,233	1,789	5,533	9,145
Net Interest and Dividend Income	31,773	32,421	34,081	127,981	120,233
Provision for (Release of) for Credit Losses	(273)	86	(120)	(1,294)	18,310
Noninterest Income	11,454	11,115	10,802	44,324	39,525
Noninterest Expense	25,468	25,524	27,127	100,484	98,085
Income Before Income Taxes	18,032	17,926	17,876	73,115	43,363
Income Tax Expense	4,770	4,607	4,862	19,091	11,404
Net Income	$13,262	$13,319	$13,014	$54,024	$31,959

Operating Net Income*	$13,501	$13,887	$14,353	$54,828	$43,870

Data Per Common Share:
Basic Earnings Per Share	$1.90	$1.91	$1.88	$7.76	$5.07
Diluted Earnings Per Share	1.88	1.89	1.86	7.69	5.03
Operating Diluted Earnings Per Share*	1.92	1.97	2.05	7.81	6.90
Dividends Declared Per Share	0.61	0.61	0.53	2.38	2.12
Average Common Shares Outstanding:
Basic	6,934,702	6,932,882	6,897,450	6,926,257	6,289,481
Diluted	7,007,761	6,999,773	6,970,542	6,990,603	6,344,409

Selected Performance Ratios:
Net Interest Margin, FTE	2.84%	3.10%	3.67%	3.12%	3.65%
Adjusted Net Interest Margin, FTE	2.70%	2.92%	3.27%	2.93%	3.36%
Cost of Funds	0.15%	0.12%	0.19%	0.13%	0.28%
Cost of Interest-Bearing Liabilities	0.24%	0.18%	0.29%	0.21%	0.41%
Cost of Deposits	0.15%	0.11%	0.17%	0.13%	0.25%
Cost of Deposits excluding Wholesale Deposits	0.15%	0.11%	0.15%	0.13%	0.23%
Return on Average Assets	1.12%	1.20%	1.31%	1.24%	0.91%
Return on Average Equity	12.24%	12.47%	13.05%	12.93%	9.09%
Efficiency Ratio*	58.92%	58.63%	60.44%	58.32%	61.40%
Operating Return on Average Assets*	1.15%	1.25%	1.45%	1.26%	1.25%
Operating Return on Tangible Common Equity*	14.27%	14.92%	16.70%	15.10%	14.38%
Operating Efficiency Ratio*	58.15%	56.82%	56.37%	57.67%	56.66%

	December 31,	September 30,	December 31,
	2021	2021	2020
	(dollars in thousands, except per share data)
Total Assets	$4,891,544	$4,483,567	$3,949,297
Total Loans	3,319,106	3,300,918	3,153,648
Total Deposits	4,331,152	3,934,846	3,403,083
Allowance for Credit Losses	34,496	35,231	36,016
Allowance to Total Loans (ex. PPP Loans)	1.05%	1.09%	1.19%
Non-Performing Loans	5,386	5,851	8,962
Non-Performing Loans/Total Loans	0.16%	0.18%	0.28%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.01%	0.02%
Tangible Common Equity Ratio*	7.92%	8.42%	8.91%
Tangible Common Equity Ratio (ex. PPP Loans)*	7.96%	8.53%	9.20%
Book Value Per Share	$62.83	$61.38	$58.00
Tangible Book Value Per Share*	$55.01	$53.54	$50.07
Wealth Management AUM	$4,656,183	$4,324,400	$3,994,152
Wealth Management AUM & AUA	$4,853,119	$4,506,174	$4,167,903
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	September 30, 2021	December 31, 2020
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$180,153	$93,477	$75,785
Investment securities
Available for sale, at fair value (amortized cost $201,270, $211,900, and $234,252, respectively)	197,803	210,993	237,030
Held to maturity, at amortized cost (fair value $971,092, $668,640, and $260,139, respectively)	977,061	666,322	247,672
Total investment securities	1,174,864	877,315	484,702
Loans held for sale, at lower of cost or fair value	1,490	—	6,909
Loans
Residential mortgage	1,415,079	1,381,413	1,298,868
Commercial mortgage	1,511,002	1,474,694	1,358,962
Home equity	87,960	90,697	106,194
Commercial and industrial	269,446	315,904	347,855
Consumer	35,619	38,210	41,769
Total loans	3,319,106	3,300,918	3,153,648
Less: allowance for credit losses on loans	(34,496)	(35,231)	(36,016)
Net loans	3,284,610	3,265,687	3,117,632
Federal Home Loan Bank of Boston Stock, at cost	4,816	4,816	5,734
Bank owned life insurance	46,970	46,773	46,169
Banking premises and equipment, net	17,326	17,266	18,158
Right-of-use asset operating leases	31,273	31,639	34,927
Deferred income taxes, net	9,985	10,834	11,639
Accrued interest receivable	9,162	8,895	9,514
Goodwill	51,912	51,912	51,912
Merger-related intangibles, net	2,617	2,707	2,977
Other assets	76,366	72,246	83,239
Total assets	$4,891,544	$4,483,567	$3,949,297
Liabilities
Deposits
Demand	$1,393,935	$1,281,881	$1,006,132
Interest-bearing checking	763,188	682,675	625,650
Money market	1,104,238	841,641	532,218
Savings	907,722	937,565	984,262
Certificates of deposit	162,069	191,084	254,821
Total deposits	4,331,152	3,934,846	3,403,083
Borrowings	16,510	16,878	32,992
Operating lease liabilities	33,871	34,341	37,448
Other liabilities	72,174	69,925	74,042
Total liabilities	4,453,707	4,055,990	3,547,565
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 6,968,192 shares, 6,965,871 shares, and 6,926,728 shares, respectively	6,968	6,966	6,927
Additional paid-in capital	229,205	228,694	226,967
Retained earnings	202,874	193,861	165,404
Accumulated other comprehensive income (loss)	(1,210)	(1,944)	2,434
Total shareholders’ equity	437,837	427,577	401,732
Total liabilities and shareholders’ equity	$4,891,544	$4,483,567	$3,949,297

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$29,044	$30,093	$33,510	$120,019	$119,447
Interest on tax-exempt loans	355	353	229	1,205	880
Interest on taxable investment securities	3,354	2,502	1,399	9,464	6,048
Interest on tax-exempt investment securities	668	671	658	2,630	2,485
Dividends on FHLB of Boston stock	27	7	51	46	331
Interest on overnight investments	63	28	23	150	187
Total interest and dividend income	33,511	33,654	35,870	133,514	129,378
Interest expense
Interest on deposits	1,607	1,086	1,416	4,974	7,295
Interest on borrowed funds	131	147	182	559	1,406
Interest on subordinated debt	—	—	191	—	444
Total interest expense	1,738	1,233	1,789	5,533	9,145
Net interest and dividend income	31,773	32,421	34,081	127,981	120,233
Provision for (release of) credit losses	(273)	86	(120)	(1,294)	18,310
Net interest and dividend income after provision for (release of) credit losses	32,046	32,335	34,201	129,275	101,923
Noninterest income
Wealth management revenue	9,025	9,238	8,064	35,037	29,751
Deposit account fees	519	462	506	1,939	2,595
ATM/Debit card income	423	406	362	1,567	1,308
Bank owned life insurance income	197	199	221	801	747
Gain on disposition of investment securities	—	—	—	—	69
Gain on loans sold	53	45	666	832	1,850
Loan related derivative income	496	390	342	2,124	1,479
Other income	741	375	641	2,024	1,726
Total noninterest income	11,454	11,115	10,802	44,324	39,525
Noninterest expense
Salaries and employee benefits	16,215	16,404	16,673	65,127	58,975
Occupancy and equipment	3,516	3,303	3,583	13,898	13,004
Data processing	2,564	2,052	2,061	8,829	7,662
Professional services	1,354	1,468	1,081	5,391	4,190
Marketing	512	608	655	2,536	1,818
FDIC insurance	416	305	182	1,318	992
Non-operating expenses	331	787	1,825	1,118	7,612
Other expenses	560	597	1,067	2,267	3,832
Total noninterest expense	25,468	25,524	27,127	100,484	98,085
Income before income taxes	18,032	17,926	17,876	73,115	43,363
Income tax expense	4,770	4,607	4,862	19,091	11,404
Net income	$13,262	$13,319	$13,014	$54,024	$31,959
Share data:
Weighted average shares outstanding, basic	6,934,702	6,932,882	6,897,450	6,926,257	6,289,481
Weighted average shares outstanding, diluted	7,007,761	6,999,773	6,970,542	6,990,603	6,344,409
Basic earnings per share	$1.90	$1.91	$1.88	$7.76	$5.07
Diluted earnings per share	$1.88	$1.89	$1.86	$7.69	$5.03

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,231,227	$29,044	3.57%	$3,242,476	$30,093	3.68%	$3,174,185	$33,510	4.20%
Tax-exempt	46,152	448	3.85	45,228	448	3.93	26,413	290	4.37
Securities available for sale (3)
Taxable	207,207	613	1.17	213,542	660	1.23	167,583	596	1.41
Securities held to maturity
Taxable	704,880	2,741	1.54	459,940	1,842	1.59	135,764	803	2.35
Tax-exempt	105,731	845	3.17	105,672	850	3.19	100,464	833	3.30
Cash and cash equivalents	174,088	63	0.14	113,511	28	0.10	106,449	23	0.09
Total interest-earning assets (4)	4,469,285	33,754	3.00%	4,180,369	33,921	3.22%	3,710,858	36,055	3.87%
Non-interest-earning assets	243,647			252,201			272,011
Allowance for credit losses	(35,108)			(35,302)			(35,828)
Total assets	$4,677,824			$4,397,268			$3,947,041
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$712,123	$67	0.04%	$685,731	$63	0.04%	$638,847	$150	0.09%
Savings accounts	942,118	218	0.09	949,487	198	0.08	980,172	581	0.24
Money market accounts	969,233	1,152	0.47	794,081	613	0.31	498,483	443	0.35
Certificates of deposit	177,960	170	0.38	201,944	212	0.42	285,694	242	0.34
Total interest-bearing deposits	2,801,434	1,607	0.23	2,631,243	1,086	0.16	2,403,196	1,416	0.23
Subordinated debt	—	—	—	—	—	—	8,346	191	9.10
Other borrowed funds	16,636	131	3.12	17,005	147	3.43	52,106	182	1.39
Total interest-bearing liabilities	2,818,070	1,738	0.24%	2,648,248	1,233	0.18%	2,463,648	1,789	0.29%
Non-interest-bearing liabilities
Demand deposits	1,324,162			1,219,288			971,837
Other liabilities	105,698			105,846			114,749
Total liabilities	4,247,930			3,973,382			3,550,234
Shareholders’ equity	429,894			423,886			396,807
Total liabilities & shareholders’ equity	$4,677,824			$4,397,268			$3,947,041
Net interest income on a fully taxable equivalent basis		32,016			32,688			34,266
Less taxable equivalent adjustment		(270)			(274)			(236)
Net interest income		$31,746			$32,414			$34,030
Net interest spread (5)			2.76%			3.04%			3.58%
Net interest margin (6)			2.84%			3.10%			3.67%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Year Ended
	December 31, 2021			December 31, 2020
	Average Balance	Interest Income/ Expenses(1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,203,126	$120,019	3.75%	$2,832,796	$119,447	4.22%
Tax-exempt	37,750	1,525	4.04	23,835	1,115	4.68
Securities available for sale (3)
Taxable	217,096	2,617	1.21	136,776	2,337	1.71
Securities held to maturity
Taxable	424,499	6,847	1.61	152,789	3,711	2.43
Tax-exempt	104,114	3,329	3.20	89,841	3,145	3.50
Cash and cash equivalents	141,278	150	0.11	69,783	187	0.27
Total interest-earning assets (4)	4,127,863	134,487	3.26%	3,305,820	129,942	3.93%
Non-interest-earning assets	251,652			245,316
Allowance for credit losses	(35,642)			(27,887)
Total assets	$4,343,873			$3,523,249
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$675,753	$265	0.04%	$554,000	$682	0.12%
Savings accounts	957,039	861	0.09	937,247	3,378	0.36
Money market accounts	765,021	2,769	0.36	350,117	1,277	0.36
Certificates of deposit	209,311	1,079	0.52	259,568	1,958	0.75
Total interest-bearing deposits	2,607,124	4,974	0.19%	2,100,932	7,295	0.35%
Subordinated debt	—	—	—	5,408	444	8.21
Other borrowed funds	18,466	559	3.03	123,693	1,406	1.14
Total interest-bearing liabilities	2,625,590	5,533	0.21%	2,230,033	9,145	0.41%
Non-interest-bearing liabilities
Demand deposits	1,197,056			838,653
Other liabilities	103,459			103,086
Total liabilities	3,926,105			3,171,772
Shareholders’ equity	417,768			351,477
Total liabilities & shareholders’ equity	$4,343,873			$3,523,249
Net interest income on a fully taxable equivalent basis		128,954			120,797
Less taxable equivalent adjustment		(1,019)			(895)
Net interest income		$127,935			$119,902
Net interest spread (5)			3.05%			3.52%
Net interest margin (6)			3.12%			3.65%

(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended			Twelve Months Ended
Operating Net Income / Operating Diluted Earnings Per Share	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(dollars in thousands, except share data)
Net Income (a GAAP measure)	$13,262	$13,319	$13,014	$54,024	$31,959
Add: Merger expenses	—	—	581	—	6,368
Add: Gain on disposition of investment securities	—	—	—	—	(69)
Add: Provision established for acquired Wellesley loans	—	—	—	—	8,638
Add: Branch and office closure expenses	—	787	1,244	787	1,244
Add: Wealth management system conversion costs	331	—	—	331	—
Tax effect of non-operating adjustments (1)	(92)	(219)	(486)	(314)	(4,270)
Operating Net Income (a non-GAAP measure)	$13,501	$13,887	$14,353	$54,828	$43,870
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(61)	(65)	(63)	(252)	(64)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$13,440	$13,822	$14,290	$54,576	$43,806
Weighted Average Diluted Shares	7,007,761	6,999,773	6,970,542	6,990,603	6,344,409
Operating Diluted Earnings Per Share (a non-GAAP measure)	$1.92	$1.97	$2.05	$7.81	$6.90
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income. The tax effect for prior quarters may have been updated to reflect the final tax deductibility.

	December 31, 2021	September 30, 2021	December 31, 2020
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$437,837	$427,577	$401,732
Less: Goodwill and acquisition related intangibles (GAAP)	(54,529)	(54,619)	(54,889)
Tangible Common Equity (a non-GAAP measure)	$383,308	$372,958	$346,843
Total assets (GAAP)	$4,891,544	$4,483,567	$3,949,297
Less: Goodwill and acquisition related intangibles (GAAP)	(54,529)	(54,619)	(54,889)
Tangible assets (a non-GAAP measure)	$4,837,015	$4,428,948	$3,894,408
Tangible Common Equity Ratio (a non-GAAP measure)	7.92%	8.42%	8.91%

Tangible Common Equity (excluding PPP loans):
Tangible Common Equity (a non-GAAP measure)	$383,308	$372,958	$346,843
Tangible assets (a non-GAAP measure)	$4,837,015	$4,428,948	$3,894,408
Less: PPP loans	(22,228)	(58,767)	(124,201)
Tangible assets (excluding PPP Loans) (a non-GAAP measure)	$4,814,787	$4,370,181	$3,770,207
Tangible Common Equity Ratio (excluding PPP Loans) (a non-GAAP measure)	7.96%	8.53%	9.20%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$383,308	$372,958	$346,843
Common shares outstanding	6,968,192	6,965,871	6,926,728
Tangible Book Value Per Share (a non-GAAP measure)	$55.01	$53.54	$50.07

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$25,468	$25,524	$27,127	$100,484	$98,085
Net interest and dividend income	$31,773	$32,421	$34,081	$127,981	$120,233
Total noninterest income	11,454	11,115	10,802	44,324	39,525
Total revenue	$43,227	$43,536	$44,883	$172,305	$159,758
Efficiency Ratio	58.92%	58.63%	60.44%	58.32%	61.40%

Operating Efficiency Ratio: (2)
Noninterest expense	$25,468	$25,524	$27,127	$100,484	$98,085
Merger expenses (Pretax)	—	—	(581)	—	(6,368)
Branch and office closure expenses (Pretax)	—	(787)	(1,244)	(787)	(1,244)
Wealth management system conversion costs (Pretax)	(331)	—	—	(331)	—
Operating expense (a non-GAAP measure)	$25,137	$24,737	$25,302	$99,366	$90,473
Total revenue	$43,227	$43,536	$44,883	$172,305	$159,758
Add: Gain on disposition of investment securities	—	—	—	—	(69)
Operating revenue (a non-GAAP measure)	$43,227	$43,536	$44,883	$172,305	$159,689
Operating Efficiency Ratio (a non-GAAP measure)	58.15%	56.82%	56.37%	57.67%	56.66%

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$13,501	$13,887	$14,353	$54,828	$43,870
Average common equity	$429,894	$423,886	$396,807	$417,768	$351,477
Average goodwill and merger related intangibles	(54,574)	(54,659)	(54,941)	(54,707)	(46,476)
Average tangible common equity (a non-GAAP measure)	$375,320	$369,227	$341,866	$363,061	$305,001
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.27%	14.92%	16.70%	15.10%	14.38%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$13,501	$13,887	$14,353	$54,828	$43,870
Average assets	$4,677,824	$4,397,268	$3,947,041	$4,343,873	$3,523,249
Operating Return on Average Assets (a non-GAAP measure)	1.15%	1.25%	1.45%	1.26%	1.25%

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(dollars in thousands)
Operating Pre-Tax Pre-Provision (PTPP) Income (5)
Income before income taxes (GAAP)	$18,032	$17,926	$17,876	$73,115	$43,363
Add: Provision for (Release of) credit losses (GAAP)	(273)	86	(120)	(1,294)	18,310
Add: Non-operating expenses (GAAP)	331	787	1,825	1,118	7,612
Add: Gain on disposition of investment securities (GAAP)	—	—	—	—	(69)
Operating PTPP Income (a non-GAAP measure)	$18,090	$18,799	$19,581	$72,939	$69,216
Average assets	4,677,824	4,397,268	3,947,041	4,343,873	3,523,249
Operating PTPP Return on Average Assets (a non-GAAP measure)	1.53%	1.70%	1.97%	1.68%	1.96%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of operating revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.
(5)
Operating Pre-Tax Pre-Provision ("PTPP") Income represents income before income taxes adjusted for the provision for (release of) credit losses, non-operating expenses, and gain on disposition of investment securities as a percentage of average assets.